Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026 Iterum Therapeutics plc
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of Iterum Therapeutics plc effective at the opening of the trading session on July 6, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on February 24, 2026. On March 3, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On March 27, 2026, the Company withdrew its appeal of Nasdaq Staff's Delist Determination Letter.
On March 30, 2026 Nasdaq issued a letter informing the Company that its ordinary shares would be suspended from the Exchange.
The Company ordinary shares were suspended on April 1, 2026. The
Staff determination to delist the Company ordinary shares became final on April 1, 2026.